Industry Canada		Industrie Canada
Certificate of Amendment Canada Business Corporations Act		Certificat de modification Loi canadienne sur les sociétés par actions
Healthtrac, Inc.		268178-1
Name of corporation-Dénomination de la société		Corporation number-Numéro de la société
I hereby certify that the articles of the above-named corporation were amended:		Je certifie que les statuts de la société susmentionnée ont été modifiés:
a) under section 13 of the Canada Business Corporations Act in accordance with the attached notice;	[ ]	a) en vertu de l'article 13 de la Loi canadienne sur les sociétés par actions, conformément à l'avis ci-joint;
b) under section 27 of the Canada Business Corporations Act as set out in the attached articles of amendment designating a series of shares;	[ X ]	b) en vertu de l'article 27 de la Loi canadienne sur les sociétés par actions, tel qu'il est indiqué dans les clauses modificatrices ci-jointes désignant une série d'actions;
c) under section 179 of the Canada Business Corporations Act as set out in the attached articles of amendment;	[ X ]	c) en vertu de l'article 179 de la Loi canadienne sur les sociétés par actions, tel qu'il est indiqué dans les clauses modificatrices ci-jointes;
d) under section 191 of the Canada Business Corporations Act as set out in the attached articles of reorganization;	[ ]	c) en vertu de l'article 191 de la Loi canadienne sur les sociétés par actions, tel qu'il est indiqué dans les clauses de réorganisation ci-jointes;
/s/ signed	February 27, 2002 / le 27 février 2002
Director - Directeur	Date of Amendment - Date de modification